                                                            Exhibit 99


Central and South West Corporation
 1616 Woodall Rodgers Freeway
P.O. Box 660164  Dallas, Texas
          75266-0164
         214-777-1096

     FERD. C. MEYER. JR.
    Senior Vice President
             and
       General Counsel
                                                September 12, l994

Eduardo Rodriguez, Esq.
Vice President & General Counsel
El Paso Electric Company
303 North Oregon
El Paso, Texas  79960

Dear Mr. Rodriguez:

       This letter is in response to your letter of August 5, l994 to Henry Kaim regarding the situation in Las Cruces. Because sales by El Paso Electric to customers in the City represent approximately 8 percent of El Paso Electric's annual gross revenues, the favorable resolution of this dispute is a material element of CSW's bargain with El Paso Electric. Merely delaying a "litigated settlement" with Las Cruces beyond the Termination Date under the Merger Agreement would not be a satisfactory resolution of this matter. CSW will not close this transaction unless this matter is favorably and timely resolved.

       The statements in your letter of August 5 regarding CSW's pleadings in the Bankruptcy Court relating to the Las Cruces situation and with your reading of the requirements of the Merger Agreement are in error. CSW's Amended Response to the City of Las Cruces pending Motion for Relief from Stay was neither harmful nor inappropriate. CSW's filing of the Amended Response was fully consistent with the terms of the Merger Agreement.

       Section 7.1(a) of the Merger Agreement permits each party to file "any pleading" -- with or without the other party's approval and whether or not acceptable to the other party -- if it is determined by the filing party in good faith to be "required in the exercise of its respective duties". In addition, Section 7.1(a) requires that objections to a filing be "in the reasonable exercise of [the objecting party's] judgment" (emphasis added). The filing of CSW's Amended Response was fully consistent with these provisions.

Mr. Eduardo Rodriguez, Esq.
September 12, l994
Page 2





      Under Section 8.3(f) of the Merger Agreement, it is a condition to CSW's obligations that "no EPE Material Adverse Effect shall have occurred" and that "there shall exist no fact or circumstance which may reasonably be expected to give rise to an EPE Material Adverse Effect". Furthermore, under Section 8.2(c) of the Merger Agreement, the obligations of each party to effect the proposed merger are conditioned on no Governmental Authority enacting any law, rule, regulation or ordinance, or issuing any order, which would have an EPE Material Adverse Effect or a Material Adverse Effect upon the prospects for the business of CSW or El Paso after the proposed Merger. For these reasons, CSW believed when it filed the Amended Response -- and CSW continues to believe now -- that the "situation placed before the Court by the City of Las Cruces' intent to condemn places the closing of the Merger Agreement in severe jeopardy" and whether the automatic stay is modified or maintained, the underlying threat of condemnation and the City of Las Cruces' expressed intent to condemn the Las Cruces distribution system creates a situation that must be timely and favorably resolved before a closing of the Merger can occur.

       In addition to the City of Las Cruces, the Departments of the Air Force and the Army within the last several months have requested proposals related to the provision of electric service to Holloman Air Force Base and White Sands Missile Range, respectively. The potential for losses of further customers could also constitute Material Adverse Effects which would make it impossible to close the transaction.

       Another adverse situation which has arisen relates to the nature and amount of tube cracking in the Palo Verde Nuclear Generating Station ("Palo Verde") steam generators. The precise nature and extent of the problem has been the subject of continuing investigation and analysis by Arizona Public Service Company ("APS"), as operator of Palo Verde, after the execution of the Merger Agreement. Although APS has developed a system of plugging cracked tubes in these steam generators, it is uncertain how long the units may be operated before significant expense may be required with respect to the replacement of these generators. This in turn increases the potential frequency and length of outages from the tube cracking problem. These problems may lead to decreased capacity, increased operating costs, additional capital expenditures and increased costs for purchased power. The significance of these problems will have to be determined before CSW will close the transaction.

Mr. Eduardo Rodriguez, Esq.
September 12, l994
Page 3





       CSW also views recent developments related to the pending Merger rate case in Texas with concern. As you know, CSW filed a proposed rate settlement plan in connection with the pending Merger application that would limit the non-fuel cash base rate increase for Texas jurisdictional customers to $25 million. On June 23, 1994, the El Paso City Council voted to deny the company's requested rate increase following a recommendation from the City's Public Utility Regulatory Board that rates be reduced by $15.7 million. On June 24, l994, the staff ("Staff") of the Public Utility Commission of Texas ("PUCT") announced that it had filed testimony in the case recommending an increase in base rates of only $17.1 million. In addition, the Staff took the position that the proposed Merger is not in the public interest because of anticipated cost increases to existing CSW subsidiaries; that the proposed purchase price is too high by $300-500 million; and that it disagreed with the estimates of Merger-related savings presented by El Paso Electric and CSW. Several rate base treatments also have been proposed which, if adopted, jeopardize the future rate relief contemplated under the Plan and Merger Agreement. In addition to the immediate effect of these developments in the Texas rate proceedings, these developments are also troubling in light of the "public interest" and other determinations that are required as part of the regulatory deliberations by the Securities and Exchange Commission and other regulatory agencies reviewing the proposed Merger. Moreover, the failure for whatever reason to obtain a finding that the proposed merger is in the public interest or the inability for whatever reason to obtain a rate path substantially in the amount described in the disclosure statement will constitute a failure of the regulatory closing conditions in the Merger Agreement.

       Finally, as you know, the Federal Energy Regulatory Commission last month issued an order in the merger proceeding requiring the companies to offer "comparable transmission service" to other electric utilities as a condition of proceeding further with the case. The FERC's order represents a significant policy change and imposes conditions not previously imposed in recent FERC orders in mergers involving electric utility companies. On September 1, the companies sought a rehearing of the FERC's order.

       As you know, it is a condition precedent to CSW's obligation to close the Merger that all necessary regulatory approvals and orders be obtained on terms that satisfy Section 8.3(g) of the Merger Agreement. Failure to obtain the necessary regulatory approvals and orders for whatever reason will not satisfy the terms of the Merger Agreement and will preclude closing of the proposed Merger.

Mr. Eduardo Rodriguez, Esq.
September 12, l994
Page 4





        CSW believes that the foregoing matters, individually and cumulatively, constitute a Material Adverse Effect or failure of other closing conditions which, unless timely resolved in accordance with the Merger Agreement, will preclude closing of the proposed Merger. Of course, other events may occur or come to our attention which constitute a Material Adverse Effect or failure of other closing conditions.

       CSW continues to use its best efforts to consummate the proposed Merger. However, CSW believes that it is appropriate to apprise El Paso Electric of these concerns that must be satisfactorily resolved in light of the parties' respective rights and obligations under applicable provisions of the Merger Agreement and the Plan. As always, we are more than willing to discuss with you any issues raised in this letter or in any way related to the proposed Merger.

                                          Yours truly


                                          Ferd C. Meyer Jr.




FCM/ml

cc:  Creditor Committee Representatives